UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

VERTEX PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)

MASSACHUSETTS (State or other jurisdiction of incorporation)	000-19319 (Commission File Number)	04-3039129 (IRS Employer Identification No.)

50 Northern Avenue
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)

(617) 341-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Director

On December 9, 2014, Dr. David Altshuler resigned from our board of directors. On December 15, 2014, we announced that Dr. Altshuler will join our company as our Executive Vice President, Global Research and Chief Scientific Officer in early 2015.
(e) Compensatory Arrangements with Named Executive Officer

On December 10, 2014, we entered into the first amendment to our employment agreement with our Chairman, President and Chief Executive Officer, Dr. Jeffrey M. Leiden. The amendment amends our employment agreement with Dr. Leiden, which was originally entered into on December 14, 2011. Pursuant to the amendment:

•	The term of Dr. Leiden’s employment agreement (which was previously scheduled to expire on January 31, 2016) was extended through December 31, 2017;

•	Dr. Leiden’s annual base salary was increased from $1.1 million to $1.3 million, effective January 1, 2015; and

•
Dr. Leiden received a performance-based restricted stock grant for 125,000 shares of our common stock. This award will vest on (i) December 10, 2017, if we achieve positive EBITDA for the 12-month period ending September 30, 2017 or (ii) the day following our earnings release for a calendar quarter ending between January 1, 2018 and November 15, 2019, if we achieve positive EBITDA for a 12-month period ending on the last day of any such calendar quarter. If the award is outstanding and unvested on November 20, 2019, the award will terminate and the shares will be repurchased for $0.01 per share.

The foregoing summary of the amendment is qualified in its entirety by the full text of the amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit        Description of Document

10.1	First Amendment to Employment Agreement, dated December 10, 2014, by and between Vertex Pharmaceuticals Incorporated and Jeffrey M. Leiden, M.D., Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: December 15, 2014	/s/ Kenneth L. Horton
Kenneth L. Horton Executive Vice President and Chief Legal Officer